Exhibit 99.1

                      PerkinElmer Announces Q2 2006 Results


    BOSTON--(BUSINESS WIRE)--July 27, 2006--PerkinElmer, Inc. (NYSE:
PKI):

    --  EPS from Continuing Ops of $.21; Cash EPS of $.26, up 30%

    --  Completes Screening, Diagnostics and Service Acquisitions

    --  Accelerating Investment in Growth Platforms

    PerkinElmer, Inc. (NYSE: PKI), a global leader in Health Sciences and Photonics markets, today reported GAAP earnings per share from continuing operations of $.21 on revenue of $377.0 million for the second quarter ended July 2, 2006. The second quarter 2006 results include intangibles amortization of $7.8 million, or approximately $.04 per share, and stock option expense of $2.1 million, or $.01 per share. The Company announced earnings per share from continuing operations excluding intangibles amortization, stock option expense and a restructuring reversal of $.26, which represents an increase of 30% over the second quarter of 2005 and met the Thomson First Call(TM) consensus earnings per share estimate.
    Second quarter 2006 revenue of $377.0 million increased 2% over the second quarter of 2005. Revenue growth was 3% in Life and Analytical Sciences and 1% in Optoelectronics compared to the same period last year. Second quarter 2006 revenue from Health Sciences end markets, representing 83% of total revenues for the quarter, increased 3% over the same period of 2005, while second quarter revenue from Photonics end markets increased 1% over the same period.
    Recently, the Company completed three acquisitions in the priority growth areas of screening, diagnostics and service. Within screening and diagnostics, the Company acquired the business and associated intellectual property of NTD Laboratories and Spectral Genomics. NTD Laboratories is a leading provider of first-trimester prenatal risk assessment, while Spectral Genomics is a leader in molecular karyotyping technology used to research chromosomal abnormalities. NTD Laboratories and Spectral Genomics provide additional technology and a broader platform to drive the Company's high growth screening and diagnostics strategies. Within service, the Company acquired Clinical & Analytical Services Solutions(C&A), an asset management firm that the Company expects will allow it to drive laboratory efficiency and cost savings for customers through asset management and expert maintenance.
    "We were pleased to deliver excellent cash EPS growth during the quarter, with strong performance in our key growth platforms of genetic screening, imaging and service," said Gregory L. Summe, chairman and CEO of the Company. "We remain focused on driving growth in these platforms as evidenced by our strategic acquisitions of NTD Laboratories, Spectral Genomics and C&A as well as our increased investment in R&D. We are committed to further increasing our investment in these attractive growth areas," added Summe.
    GAAP operating profit during the second quarter of 2006 was $35.7 million, while GAAP operating margin for the same period was 9.5%. Second quarter 2006 operating profit excluding intangibles amortization of $7.8 million, stock option expense of $2.1 million and a restructuring reversal of $.3 million was $45.3 million, or 12.0% as a percentage of revenue for the quarter, representing an increase of 30 basis points compared to the same period of last year.
    The Company generated operating cash flows of $53.2 million in the second quarter of 2006. Free cash flow for the second quarter of 2006, defined as operating cash flow of $53.2 million less capital expenditures of $12.2 million, was $41.0 million. This number includes a tax payment of $4.6 million related to the gain on the divestiture of Fluid Sciences. Free cash flow, net of divestiture taxes, was $45.6 million.

    Financial Overview by Reporting Segment

    Life and Analytical Sciences reported revenue of $278.5 million for the second quarter of 2006, up 3% from revenue of $270.8 million in the second quarter of 2005, driven primarily by revenue growth in the Company's genetic screening and service businesses. Revenue growth during the second quarter of 2006 excluding the effects of foreign exchange and acquisitions was 2%.
    The segment's GAAP operating profit for the second quarter of 2006 was $25.3 million versus $15.7 million for the same period of 2005. As a percentage of sales, GAAP operating profit for the second quarter of 2006 was up 330 basis points. Operating profit excluding intangibles amortization, stock option expense and restructuring charges for the second quarter of 2006 was $34.3 million, or 12.3% as a percentage of revenue.
    Optoelectronics reported revenue of $98.5 million for the second quarter of 2006, up 1% from revenue of $97.2 million in the second quarter of 2005, driven primarily by revenue growth in imaging partially offset by a decline in specialty lighting and sensors revenue. There was no material revenue impact from foreign exchange.
    The segment's GAAP operating profit was $17.4 million for the second quarter of 2006, versus $12.9 million for the comparable period of 2005. As a percentage of sales, GAAP operating profit for the second quarter of 2006 was 17.6%, an increase of 440 basis points. The segment's operating profit excluding intangibles amortization, stock option expense and a restructuring reversal for the second quarter of 2006 was $17.0 million, or 17.3% as a percentage of revenue.

    Financial Guidance

    For the third quarter of 2006, the Company projects GAAP earnings per share from continuing operations of between $.22 and $.24. Excluding the impact of intangibles amortization and stock option expense, the Company projects earnings per share from continuing operations of between $.27 and $.29 for the third quarter of 2006, an increase of approximately 13% to 21% over the third quarter 2005. For the full year 2006, the Company projects GAAP earnings per share from continuing operations of between $.95 and $1.00, and earnings per share excluding intangibles amortization and stock option expense, of between $1.15 and $1.20 per share. This reflects approximately $.05 per share change in full year cash EPS guidance due to dilution from acquisitions and increased growth investments in the second half of 2006.
    The Company will discuss its second quarter results in a conference call on July 27, 2006, at 5:00 p.m. Eastern Time (ET). To listen to the call live, please tune into the webcast at the "Investor Corner" section of our website, www.perkinelmer.com. A playback of this conference call will be available beginning 7:00 p.m. ET, Thursday, July 27, 2006. The playback phone number is 617-801-6888 and the code number is 63608327.

    Use of Non-GAAP Financial Measures

    In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this press release also contains non-GAAP financial measures of revenue, revenue growth, operating profit, operating margin and earnings per share, in each case excluding, where appropriate, the impact of foreign exchange, the effects of acquisitions, intangibles amortization, restructuring reversals, restructuring charges, stock option expense and tax benefits.

    -- When we refer in this press release to "revenue growth," other than on a GAAP basis, we are excluding the effects of foreign exchange and acquisitions on GAAP revenue.

    -- When we refer in this press release to "operating profit," other than on a GAAP basis, we are excluding the amortization of intangibles, stock option expense and restructuring charges or reversals from GAAP operating margin.

    -- When we refer in this press release to "operating margin," other than on a GAAP basis, we are excluding the amortization of intangibles, stock option expense and restructuring charges or reversals from GAAP operating margin.

    -- When we refer to "earnings per share from continuing operations," other than on a GAAP basis, we are excluding the amortization of intangibles, stock option expense, a restructuring reversal and, for 2005 adjustments, tax benefit from GAAP earnings per share from continued operations.

    We exclude the impact of foreign exchange, the effects of acquisitions, intangibles amortization, restructuring reversals, restructuring charges, stock option expense and tax benefit in calculating these non-GAAP measures because such items are outside of our ongoing core business operations.
    We believe that the inclusion of these non-GAAP financial measures in this press release helps investors to gain a meaningful understanding of our core operating results and future prospects, and can also help investors who wish to make comparisons between us and other companies on both a GAAP and a non-GAAP basis, particularly with respect to stock option expenses. Our management uses both GAAP financial measures and non-GAAP financial measures to measure and forecast our core operating performance and to compare that performance to prior periods and to the performance of our competitors. Both GAAP and non-GAAP measures are also used by management in their financial and operating decision-making.
    This press release also contains non-GAAP financial measures of free cash flow and free cash flow, net of divestiture taxes.

    -- We define free cash flow as our net cash provided by operating activities minus our capital expenditures.

    -- We define free cash flow, net of divestiture taxes, as free cash flow minus tax payments related to the gain on divestitures.

    We use free cash flow, and ratios based on this measure, to conduct and evaluate our business and, specifically, to determine incentive compensation, to allocate resources to debt repayment and for cash investing and financing activities. We use free cash flow, net of divestiture taxes, to compare our period-over-period results and our results to those of competitors, without the impact of a non-recurring tax payment. Therefore, we believe that these measures may be similarly useful and informative to investors.
    The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. In addition, the non-GAAP financial measures included in this press release may be different from, and therefore may not be comparable to, similar measures used by other companies. Although certain non-GAAP financial measures used in this release exclude the accounting treatment of stock option expense, these non-GAAP measures should not be relied upon independently, as they ignore the contribution to our operating results that is generated by the incentive and compensation effects of the underlying stock option programs. Reconciliations of the non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying exhibits to, this press release.

    Factors Affecting Future Performance

    This press release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to estimates and projections of future earnings per share and revenue growth and other financial results, developments relating to our customers and end-markets, and plans concerning business development opportunities. Words such as "believes," "intends," "anticipates," "plans," "expects," "projects," "forecasts," "will" and similar expressions, and references to guidance, are intended to identify forward-looking statements. Such statements are based on management's current assumptions and expectations and no assurances can be given that our assumptions or expectations will prove to be correct. A number of important risk factors could cause actual results to differ materially from the results described, implied or projected in any forward-looking statements. These factors include, without limitation:
(1) our failure to introduce new products in a timely manner; (2) our ability to execute acquisitions and license technologies, or to successfully integrate acquired businesses and licensed technologies into our existing business or to make them profitable; (3) our failure to protect adequately our intellectual property; (4) the loss of any of our licenses or licensed rights; (5) our ability to compete effectively; (6) fluctuation in our quarterly operating results and our ability to adjust our operations to address unexpected changes;
(7) our ability to produce an adequate quantity of products to meet our customers' demands; (8) our failure to maintain compliance with applicable government regulations; (9) regulatory changes; (10) economic, political and other risks associated with foreign operations; (11) our ability to retain key personnel; (12) restrictions in our credit agreement; (13) our ability to realize the full value of our intangible assets; and (14) other factors which we describe under the caption "Risk Factors" in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q and in our other filings with the Securities and Exchange Commission. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

    Other Information

    Health Sciences end markets include genetic screening, environmental, service, biopharma, and medical imaging. Photonics markets include sensors and specialty lighting.
    PerkinElmer, Inc. is a global technology leader driving growth and innovation in Health Sciences and Photonics markets to improve the quality of life. The Company reported revenues of $1.5 billion in 2005, has 8,000 employees serving customers in more than 125 countries, and is a component of the S&P 500 Index. Additional information is available through www.perkinelmer.com or 1-877-PKI-NYSE.



                  PerkinElmer, Inc. and Subsidiaries
                    CONSOLIDATED INCOME STATEMENTS

                               Three Months Ended   Six Months Ended
                              -------------------- -------------------
(In thousands, except per       July 2,   July 3,   July 2,   July 3,
  share data)                    2006      2005      2006      2005
 ----------------------------- ---------------------------------------
  Sales                        $377,001  $368,017  $732,455  $726,191

  Cost of Sales                 225,412   216,894   439,179   426,779
  Research and Development
   Expenses                      25,036    22,082    47,878    44,673
  In-Process Research and
   Development Charge                 -         -         -       194
  Selling, General and
   Administrative Expenses       92,655    92,711   182,508   189,537
  (Gains) Losses on
   Dispositions                  (1,505)      397    (1,505)      397
  Restructuring and
   Integration (Reversals)
   Charges, Net                    (290)   14,245      (290)   14,245
                               --------- --------- --------- ---------
  Operating Income From
   Continuing Operations         35,693    21,688    64,685    50,366

  Extinguishment of Debt              -     6,210         -     6,210
  Interest Income                (2,363)     (620)   (5,735)   (1,289)
  Interest Expense                2,232     7,500     4,537    15,576
  Gains on Dispositions of
   Investments, Net                (667)   (5,444)     (933)   (5,444)
  Other Expense (Income), Net     2,612      (201)    3,772       451
                               --------- --------- --------- ---------
  Income From Continuing
   Operations Before Income
   Taxes                         33,879    14,243    63,044    34,862

  Provision for (Benefit From)
   Income Taxes                   7,559   (16,319)   14,704   (11,302)
                               --------- --------- --------- ---------
  Net Income From Continuing
   Operations                    26,320    30,562    48,340    46,164

  (Loss) Income From
   Discontinued Operations, Net
   of Income Taxes                 (582)    3,138    (1,025)    7,288
  (Loss) Gain on Disposition of
   Discontinued Operations, Net
   of Income Taxes               (1,253)   (4,802)      787    (4,725)
                               --------- --------- --------- ---------
  Net Income                    $24,485   $28,898   $48,102   $48,727
                               ========= ========= ========= =========

  Diluted Earnings (Loss) Per
   Share:
  Continuing Operations           $0.21     $0.23     $0.38     $0.35

  (Loss) Income From
   Discontinued Operations, Net
   of Income Taxes                    -      0.02     (0.01)     0.06
  (Loss) Gain on Disposition of
   Discontinued Operations, Net
   of Income Taxes                (0.01)    (0.04)     0.01     (0.04)
                               --------- --------- --------- ---------
  Net Income                      $0.19     $0.22     $0.37     $0.37
                               ========= ========= ========= =========

 Weighted Average Diluted
  Shares of Common Stock
  Outstanding                   127,401   130,718   128,558   130,887


  ABOVE PREPARED IN ACCORDANCE
            WITH GAAP
---------------------------------------------------
 Additional Supplemental
  Information:
 (per share, continuing
  operations)

 GAAP Diluted EPS from
  Continuing Operations           $0.21     $0.23
 Amortization of Intangible
  Assets, Net of Income Taxes      0.04      0.04
 Stock Options, Net of Tax         0.01         -
 Restructuring and Integration
  (Reversals) Charges, Net of
  Income Taxes                     0.00      0.08
 Tax Expense (Benefit)                -     (0.15)
                               --------- ---------
 Continuing Operations EPS
  excluding above items           $0.26     $0.20
                               ========= =========

                  PerkinElmer, Inc. and Subsidiaries
                   SALES AND OPERATING PROFIT (LOSS)

                                Three Months Ended   Six Months Ended
                                ------------------  ------------------
(In thousands)                   July 2,  July 3,   July 2,   July 3,
                                  2006     2005      2006      2005
----------------                ------------------- ------------------
Life and        Sales          $278,462  $270,778  $540,391  $535,551
 Analytical     OP$ reported     25,305    15,667    49,095    37,625
 Sciences       OP% reported        9.1%      5.8%      9.1%      7.0%
                Amortization
                 expense          7,129     6,539    13,892    13,114
                Stock option
                 expense            748         -     1,357         -
                Restructuring
                 charges          1,109    11,035     1,109    11,035
                OP$ adjusted     34,291    33,241    65,453    61,774
                OP% adjusted       12.3%     12.3%     12.1%     11.5%

Opto-
 electronics    Sales            98,539    97,239   192,064   190,640
                OP$ reported     17,365    12,872    30,112    26,374
                OP% reported       17.6%     13.2%     15.7%     13.8%
                Amortization
                 expense(a)         637       630     1,259     1,349
                Stock option
                 expense            412         -       687         -
                Restructuring
                 charges         (1,399)    3,210    (1,399)    3,210
                OP$ adjusted     17,015    16,712    30,659    30,933
                OP% adjusted       17.3%     17.2%     16.0%     16.2%

Other           OP$ reported     (6,977)   (6,851)  (14,522)  (13,633)
                Stock option
                 expense            933         -     1,699         -
                OP$ adjusted     (6,044)   (6,851)  (12,823)  (13,633)

Continuing      Sales          $377,001  $368,017  $732,455  $726,191
 Operations     OP$ reported     35,693    21,688    64,685    50,366
                OP% reported        9.5%      5.9%      8.8%      6.9%
                Amortization
                 expense(a)       7,766     7,169    15,151    14,463
                Stock option
                 expense          2,093         -     3,743         -
                Restructuring
                 charges           (290)   14,245      (290)   14,245
                                --------  --------  --------  --------
                OP$ adjusted   $ 45,262  $ 43,102  $ 83,289  $ 79,074
                                ========  ========  ========  ========
                OP% adjusted       12.0%     11.7%     11.4%     10.9%


(a) Includes In-Process Research and Development Charge in the amount of $194 in Q1 2005.

SALES AND REPORTED OPERATING PROFIT PREPARED IN ACCORDANCE WITH GAAP


                  PerkinElmer, Inc. and Subsidiaries
                      CONSOLIDATED BALANCE SHEETS

                                      July 2,    January 1,   July 3,
                                       2006        2006        2005
                                   ----------- ----------- -----------
                                              (In thousands)
Current assets:
Cash and cash equivalents            $323,755    $502,264    $158,733
Accounts receivable, net              233,449     250,844     239,294
Inventories                           173,658     163,150     166,383
Other current assets                   76,707      71,189      72,037
Current assets of discontinued
 operations                               854      11,442      59,596
                                   ----------- ----------- -----------
Total current assets                  808,423     998,889     696,043

Property, plant and equipment:
At cost                               507,642     484,453     489,208
Accumulated depreciation             (327,931)   (307,084)   (303,320)
                                   ----------- ----------- -----------
Net property, plant and equipment     179,711     177,369     185,888
Marketable securities and
 investments                            9,674       9,222       9,220
Intangible assets, net                379,038     375,419     385,983
Goodwill                            1,068,858   1,026,201   1,027,855
Other assets                           86,351      90,156      99,356
Long-term assets of discontinued
 operations                             1,455      16,205      88,081
                                   ----------- ----------- -----------
Total assets                       $2,533,510  $2,693,461  $2,492,426
                                   =========== =========== ===========
Current liabilities:
Short-term debt                        $1,090      $1,131      $5,887
Accounts payable                      130,014     146,971     124,365
Accrued restructuring and
 integration costs                      9,797      11,242      14,538
Accrued expenses                      275,499     324,954     268,480
Current liabilities of discontinued
 operations                               998      10,241      57,168
                                   ----------- ----------- -----------
Total current liabilities             417,398     494,539     470,438

Long-term debt                        199,187     243,282     268,334
Long-term liabilities                 315,948     303,687     283,934
Long-term liabilities of
 discontinued operations                    -       1,440      12,019
                                   ----------- ----------- -----------
Total liabilities                     932,533   1,042,948   1,034,725

Commitments and contingencies

Total stockholders' equity          1,600,977   1,650,513   1,457,701
                                   ----------- ----------- -----------
Total liabilities and stockholders'
 equity                            $2,533,510  $2,693,461  $2,492,426
                                   =========== =========== ===========


       PREPARED IN ACCORDANCE WITH GAAP


                  PerkinElmer, Inc. and Subsidiaries
                 CONSOLIDATED STATEMENTS OF CASH FLOWS

                              Three Months Ended     Six Months Ended
                              -------------------  -------------------
                                July 2,   July 3,    July 2,   July 3,
                                 2006      2005       2006      2005
                              -------------------- -------------------
                                           (In thousands)
Operating Activities:
  Net income                   $24,485   $28,898    $48,102   $48,727
  Loss (income) from
   discontinued operations,
   net of income taxes             582    (3,138)     1,025    (7,288)
  Loss (gain) on disposition
   of discontinued operations,
   net of income taxes           1,253     4,802       (787)    4,725
                              --------- ---------  --------- ---------
  Net income from continuing
   operations                   26,320    30,562     48,340    46,164
                              --------- ---------  --------- ---------
Adjustments to reconcile net
 income from continuing
 operations to net cash
 provided by continuing
 operations:
    Stock-based compensation     4,475     4,087      7,316     5,008
    Amortization of debt
     discount and issuance
     costs                          73     2,903        143     3,721
    Depreciation and
     amortization               16,928    16,968     33,406    34,280
    In-process research and
     development                     -         -          -       194
    Gains on dispositions
     and sales of investments,
     net                        (3,571)   (5,047)    (3,837)   (5,047)
Changes in operating assets
 and liabilities:
       Accounts receivable       9,618     6,402     27,842     4,171
       Inventories                 854     3,969     (6,519)   (2,333)
       Accounts payable         (9,049)    2,263    (21,260)     (166)
       Accrued restructuring
        and integration costs      285    12,551     (1,812)   11,493
       Taxes paid on
        divestitures            (4,601)        -    (59,151)        -
       Accrued expenses and
        other                   12,200     8,832     (8,049)   (6,556)
                              --------- ---------  --------- ---------
Net Cash Provided by
 Continuing Operations          53,532    83,490     16,419    90,929
                              --------- ---------  --------- ---------
Net Cash (Used in) Provided by
 Discontinued Operations          (291)    3,325       (871)    9,381
                              --------- ---------  --------- ---------
Net Cash Provided by Operating
 Activities                     53,241    86,815     15,548   100,310
                              --------- ---------  --------- ---------
Investing Activities:
  Capital expenditures         (12,210)   (5,940)   (21,448)   (9,604)
  Proceeds from disposition of
   property, plant and
   equipment, net                7,085     5,936      7,085     6,258
  Proceeds from settlement of
   life insurance policies       2,327         -      2,327         -
  (Cash used) proceeds from
   disposition or settlement
   of business, net             (1,672)    6,306     19,529     6,556
  Cash used related to
   acquisitions, net of cash
   acquired                    (29,616)        -    (38,312)  (13,138)
                              --------- ---------  --------- ---------
Net Cash (Used in) Provided by
 Continuing Operations         (34,086)    6,302    (30,819)   (9,928)
                              --------- ---------  --------- ---------
Net Cash Used in Discontinued
 Operations                          -    (1,079)         -    (1,945)
                              --------- ---------  --------- ---------
Net Cash (Used in) Provided by
 Investing Activities          (34,086)    5,223    (30,819)  (11,873)
                              --------- ---------  --------- ---------
Financing Activities:
  Principal payments on debt   (16,831)  (34,125)   (56,565)  (34,125)
  Prepayment of term loan debt       -   (69,825)         -   (70,000)
  Payment of debt issuance and
   tender costs                      -         -       (741)        -
  Tax benefit from exercise of
   common stock options              -         -      3,785         -
  Decrease in other credit
   facilities                     (653)     (707)      (757)     (950)
  Proceeds from issuance of
   common stock for employee
   benefit plans                 2,316     1,333     17,145     3,976
  Purchase of stock                  -         -   (116,393)        -
  Cash dividends                (8,858)   (9,073)   (17,974)  (18,110)
                              --------- ---------  --------- ---------
Net Cash Used in Financing
 Activities                    (24,026) (112,397)  (171,500) (119,209)
                              --------- ---------  --------- ---------
Effect of Exchange Rate
 Changes on Cash and Cash
 Equivalents                     6,785    (5,121)     8,262    (8,008)
                              --------- ---------  --------- ---------
Net Increase (Decrease) in
 Cash and Cash Equivalents       1,914   (25,480)  (178,509)  (38,780)
Cash and Cash Equivalents at
 Beginning of Period           321,841   184,213    502,264   197,513
                              --------- ---------  --------- ---------
Cash and Cash Equivalents at
 End of Period                $323,755  $158,733   $323,755  $158,733
                              ========= =========  ========= =========

PREPARED IN ACCORDANCE WITH GAAP



                  PerkinElmer, Inc. and Subsidiaries
        Reconciliation of GAAP to non-GAAP financial measures.

                         PKI            LAS                  Opto
Adjusted Operating    Q206  Q205     Q206  Q205           Q206  Q205
 Profit:
 GAAP Operating
  Profit              $35.7 $21.7    $25.3 $15.7          $17.4 $12.9
 Intangibles
  Amortization          7.8   7.2      7.1   6.5            0.6   0.6
 Stock Option Expense   2.1     -      0.7     -            0.4     -
 Restructuring
  (Reversal)Expense    (0.3) 14.2      1.1  11.0           (1.4)  3.2
                      ------------   ------------ --------------------
 Adjusted Operating
  Profit:             $45.3 $43.1    $34.3 $33.2          $17.0 $16.7
                      ============   ============ ====================

                          PKI            LAS                  Opto
Adjusted OP Margin:    Q206  Q205     Q206  Q205           Q206  Q205
GAAP Operating Margin   9.5%  5.9%     9.1%  5.8%          17.6% 13.2%
Intangibles
 Amortization           2.1%  1.9%     2.6%  2.4%           0.6%  0.6%
Stock Option Expense    0.6%  0.0%     0.3%  0.0%           0.4%  0.0%
Restructuring
 (Reversal) Expense    -0.1%  3.9%     0.4%  4.1%          -1.4%  3.3%
                      ------------   ------------ --------------------
Adjusted Operating
 Margin                12.0% 11.7%    12.3% 12.3%          17.3% 17.2%
                      ============   ============ ====================

                          PKI                               PKI
Cash EPS:              Q206  Q205                     FY2006    FY2005
 GAAP EPS             $0.19 $0.22                 $0.95 - $1.00 $2.04
Discontinued
 Operations            0.01  0.01                       -       (1.54)
                      ------------                --------------------
GAAP EPS from
 Continuing Operations 0.21  0.23                  0.95 - 1.00   0.51
Intangibles
 Amortization          0.04  0.04                     0.16       0.14
Stock Option Expense   0.01    -                      0.04         -
Restructuring
 (Reversal)Expense       -   0.08                       -        0.12
Tax Expense (Benefit)    -  (0.15)                      -       (0.08)
Extinguishment of Debt   -     -                        -        0.26
                      ------------                --------------------
 Cash EPS             $0.26 $0.20                 $1.15 - $1.20 $0.95
                      ============                ====================

Free Cash Flow         Q206
 GAAP Net Cash from
  Operations          $53.2
 Capital Expenditures (12.2)
                      ------
 Free Cash Flow        41.0
 Divestiture Taxes      4.6
                      ------
 Free Cash Flow net of
  Divestiture Taxes   $45.6
                      ======


                           Q2 2006
Adjusted Revenue        LAS  Opto  PKI
 Growth:
Reported Revenue
 Growth                   3%    1%  2%
Foreign Exchange         -1%    0%  0%
Acquisitions              0%    0%  0%
                      ---------------
Adjusted Revenue
 Growth                   2%    1%  2%
                      ===============




    CONTACT: PerkinElmer, Inc.
             Investor Relations:
             Steven Delahunt, 781-431-4258
             or
             Media:
             Kevin Lorenc, 781-431-4231